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                                                                     EXHIBIT 8.1

                          [PATTON BOGGS LLP LETTERHEAD]

December 5, 2005                                                Patton Boggs LLP
                                                                  (214) 758-1500

Bay View Deposit Corporation
1840 Gateway Drive
San Mateo, CA 94404

J.P. Morgan Securities Inc.
270 Park Avenue
New York, NY  10017

J.P. Morgan Chase Bank, N.A.
270 Park Avenue
10th Floor
New York, NY  10017

Re:   $214,600,000 Automobile Loan-Backed Notes
      Issued by Bay View 2005-3 Owner Trust

Ladies and Gentlemen:

      We have acted as special tax counsel to Bay View Deposit Corporation, a Delaware corporation (the "Company") and wholly owned subsidiary of Bay View Acceptance Corporation ("BVAC"), in connection with the Prospectus Supplement filed by the Company providing for the issuance by the Bay View 2005-3 Owner Trust (the "Issuer") of $214,600,000 automobile loan-backed notes, Classes A-1, A-2, A-3, A-4, B, C, and D (together, the "Notes"), the certificate to J.P. Morgan Securities Inc., and the residual interest in the Issuer to the Company. The term "Prospectus" means the prospectus and the prospectus supplement included in the Registration Statement on Form S-3, including the exhibits thereto, filed by the Company with the Securities and Exchange Commission on December 6, 2005. Capitalized terms not otherwise defined herein shall have the meaning as set forth in the Prospectus.

      This opinion is being delivered pursuant to Article VI(b) of the Underwriting Agreement and the Underwriting Agreement Standard Provisions each dated November 29, 2005 between and among the Company, BVAC, and J.P. Morgan Chase Bank, N.A. This opinion supplements our opinion, dated December 17, 2004, issued in connection with the initial filing of the

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December 5, 2005
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Prospectus with the Securities and Exchange Commission on December 17, 2004, our
opinion, dated February 17, 2005, issued in connection with the filing of a Prospectus Supplement with the Securities and Exchange Commission on February
16, 2005, and our opinion, dated July 28, 2005, issued in connection with the filing of a Prospectus Supplement with the Securities and Exchange Commission on July 26, 2005.

      In connection with our opinion, we have examined originals or copies of the Prospectus (and all exhibits thereto) and have made such investigations of law and fact as we have deemed appropriate and necessary as a basis for the opinions expressed below. For purposes of our opinion, we have assumed that the Company will adhere to and comply with all of the material terms and conditions of the Prospectus.

      On the basis of the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

      (1) The Notes will be treated as indebtedness for federal income tax purposes and not as a direct ownership interest in the receivables or as an equity ownership interest in the Trust.

      (2) The Trust will not be treated as an association or a publicly traded partnership taxable as a corporation for federal income tax purposes.

      (3) The descriptions of federal income tax consequences appearing under the headings "Tax Status" and "Material Federal Income Tax Consequences" in the Prospectus accurately describe the material federal income tax consequences to holders of Notes with respect to the matters discussed therein.

      Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We note that our opinion merely represents our best legal judgment on the matters presented and others may disagree with our conclusions. An opinion of tax counsel is not binding upon the IRS or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would be unsuccessful.

      In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. We assume no obligation to update or supplement this opinion to reflect any change of fact, circumstances, or law after the date hereof. This opinion is rendered only to those to whom it is addressed and

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December 5, 2005
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may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm, or corporation for any purpose without our express written consent

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Patton Boggs LLP as special tax counsel in the Prospectus under the headings "Material Federal Income Tax Consequences" and "Legal Opinions." In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Patton Boggs LLP

Patton Boggs LLP

jmm/gjs/spc